Exhibit 3.5
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SYNTAX-BRILLIAN CORPORATION
     Syntax-Brillian Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     FIRST: That the Board of Directors of the Corporation adopted a resolution proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation to amend Article IV, Section 4.1 in its entirety to read as follows:
ARTICLE IV
          Section 4.1. The Corporation shall be authorized to issue 130,000,000 shares of capital stock, of which 120,000,000 shares shall be shares of Common Stock, $0.001 par value (“Common Stock”), and 10,000,000 shares shall be shares of Preferred Stock, $0.001 par value (“Preferred Stock”).
     SECOND: That the aforesaid amendment was approved by the stockholders of the Corporation at a meeting held on March 17, 2006.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Syntax-Brillian Corporation has caused this Certificate of Amendment to be signed by Wayne A. Pratt, its Chief Financial Officer, as of the 17th day of March, 2006.

SYNTAX-BRILLIAN CORPORATION
By:	/s/ Wayne A. Pratt
Wayne A. Pratt
Chief Financial Officer